SIGNAL APPAREL COMPANY
                         FILES FOR CHAPTER 11 BANKRUPTCY


SIGNAL APPAREL COMPANY, INC. (SIAY:OTCBB) today announced that it has filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York. The Company is currently in discussions with its senior lender in connection with debtor-in-possession financing.

The Company also announced that its senior lender has declared the Company in default under the Company's Revolving Credit, Term Loan and Security Agreement with the senior lender and declared the Company's entire indebtedness with the senior lender immediately due and payable.

The Company is currently holding discussions with the senior lender and other parties concerning its alternatives.